Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	October 11, 2006

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended September 30, 2006.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2006 were $1.85, 13% higher than $1.64 in the corresponding period of 2005. On the same basis, net income in the recent quarter totaled $210 million, up 10% from $191 million in the third quarter of 2005. GAAP-basis net income for 2006’s third quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.49% and 13.72%, respectively, compared with 1.39% and 12.97%, respectively, in the year-earlier quarter.
     M&T’s third quarter 2006 results reflect the impact of the June 30, 2006 acquisition by M&T Bank of 21 branch offices in Buffalo and Rochester, New York from Citibank, N.A., including approximately $269 million in loans and $1.0 billion in deposits. Including the impact of the amortization of core deposit intangible resulting from the transaction and acquisition-related expenses, net income and diluted earnings per share in the recent quarter were reduced by approximately $5 million and $.04, respectively, as a result of the transaction.

2-2-2-2-2
M&T BANK CORPORATION
     The recent quarter’s results also reflect certain other notable events that in total had no significant effect on net income. M&T recorded a $13 million gain resulting from the accelerated recognition of a purchase accounting premium related to the call of a $200 million Federal Home Loan Bank of Atlanta (“FHLB”) borrowing assumed in a previous acquisition. After applicable taxes, that gain added $8 million to net income. Also reflected in the 2006 third quarter results was a $3 million reduction of income tax expense related to the favorable settlement of refund claims originally filed by Allfirst Financial Inc. prior to its acquisition by M&T on April 1, 2003. The refunds received, consisting of income taxes and taxable interest, exceeded the amounts previously accrued for such items by $5 million (pre-tax). Finally, an $18 million tax deductible contribution was made by M&T Bank, a wholly owned subsidiary of M&T, to The M&T Charitable Foundation, a tax exempt private charitable foundation, which increased “other expense” by the amount of the contribution and, after applicable tax effect, reduced net income by $11 million. As noted above, the aggregate impact of these events had no significant effect on M&T’s net income or diluted earnings per share in the third quarter of 2006.
     Last year’s third quarter results reflected a $29 million non-cash, other-than-temporary impairment charge related to preferred stock issuances of the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”). As a result of that impairment charge and the recognition of available income tax benefits, M&T’s reported net income in 2005’s third quarter was reduced by $18 million, or $.16 of diluted earnings per share.
     Commenting on M&T’s third quarter results, René F. Jones, Executive Vice President and Chief Financial Officer, noted,

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M&T BANK CORPORATION
“Despite a less than desirable rate environment and modest loan growth, M&T posted strong results for the third quarter. Highlights of the quarter included the integration of 21 branches in upstate New York acquired at the end of the second quarter of 2006, a stable net interest margin, strong credit quality and continued success at managing operating expense levels.”
     Further commenting on M&T’s operating expense levels, Mr. Jones noted, “Even after considering the incremental costs added to our recent quarter’s expense totals associated with the acquired branches, M&T’s operating expenses were held in check. In fact, after excluding the recent quarter’s $18 million charitable contribution and mortgage impairment charges and recoveries, operating expenses in the third quarter decreased from the second quarter by over $4 million.”
     For the nine-month period ended September 30, 2006, GAAP-basis diluted earnings per share rose 11% to $5.49 from $4.95 in the similar period of 2005. On the same basis, net income for the first three quarters of 2006 totaled $626 million, up 8% from the $577 million earned in the corresponding 2005 period. GAAP-basis net income for the nine months ended September 30, 2006 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.51% and 14.01%, respectively, compared with 1.43% and 13.37%, respectively, in the similar nine-month period of 2005.
     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable

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4-4-4-4-4
M&T BANK CORPORATION
deferred tax amounts) and expenses associated with merging acquired operations into M&T, because such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, totaled $12 million ($.10 per diluted share) in the recent quarter, compared with $9 million ($.08 per diluted share) in the third quarter of 2005. Similar amortization charges, after tax effect, for each of the nine-month periods ended September 30, 2006 and 2005 were $27 million or $.23 per diluted share. The after-tax effect of amortization of the core deposit intangible associated with the June 2006 branch acquisition was $5 million and of expenses related to the acquisition and integration of those branch offices was $1 million during the third quarter of 2006. Together, those items totaled $6 million, after tax effect, or $.05 per diluted share in the recent quarter. Acquisition and integration-related expenses totaled $3 million, after tax effect, or $.03 of diluted earnings per share, during the nine months ended September 30, 2006. There were no similar expenses in 2005.
     Diluted net operating earnings per share, which exclude amortization of core deposit and other intangible assets and merger-related expenses, were $1.96 in the third quarter of 2006, 14% higher than $1.72 in the year-earlier quarter. Net operating income totaled $223 million and $200 million in the third quarter of 2006 and 2005, respectively. The second quarter branch acquisition was slightly accretive to the recent quarter’s diluted net operating earnings per share. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.67% and 30.22%,

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5-5-5-5-5
M&T BANK CORPORATION
respectively, in 2006’s third quarter, compared with 1.54% and 27.67% in the year-earlier quarter.
     Diluted net operating earnings per share for the nine-month period ended September 30, 2006 increased 11% to $5.75 from $5.18 in the corresponding period of 2005. For the first nine months of 2006, net operating income totaled $656 million, 9% above $604 million in the year-earlier period. Expressed as an annualized rate of return on average tangible assets and average tangible equity, net operating income for the first three quarters of 2006 was 1.67% and 29.86%, respectively, compared with 1.59% and 29.04% in the first nine months of 2005.
     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
	(in thousands, except per share)
Diluted earnings per share	$1.85	1.64	5.49	4.95
Amortization of core deposit and other intangible assets(1)	.10	.08	.23	.23
Merger-related expenses (1)	.01	—	.03	—

Diluted net operating earnings per share	$1.96	1.72	5.75	5.18

Net income	$210,370	191,074	625,860	577,198
Amortization of core deposit and other intangible assets(1)	12,154	8,503	27,014	26,929
Merger-related expenses (1)	704	—	3,048	—

Net operating income	$223,228	199,577	655,922	604,127

(1)	After any related tax effect

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6-6-6-6-6
M&T BANK CORPORATION
     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
		(in millions)
Average assets	$56,158	54,444	55,591	53,899
Goodwill	(2,909)	(2,904)	(2,908)	(2,904)
Core deposit and other intangible assets	(281)	(128)	(167)	(142)
Deferred taxes	36	49	39	55

Average tangible assets	$53,004	51,461	52,555	50,908

Average equity	$6,085	5,845	5,973	5,772
Goodwill	(2,909)	(2,904)	(2,908)	(2,904)
Core deposit and other intangible assets	(281)	(128)	(167)	(142)
Deferred taxes	36	49	39	55

Average tangible equity	$2,931	2,862	2,937	2,781

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income was $462 million in the third quarter of 2006, up slightly from $460 million in the year-earlier quarter. Net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, was 3.68% in 2006’s third quarter, compared with 3.76% in the corresponding period of 2005. Such decline reflects the continuing impact of higher short-term interest rates, which resulted in the rates paid on interest-bearing liabilities rising more rapidly than the yield on many earning assets. However, reflecting a more stable short-term interest rate environment in the recent quarter, the net interest margin in 2006’s third quarter was 2 basis points (hundredths of one percent) higher than in 2006’s second quarter. Largely offsetting the impact of a lower net interest margin in the recent quarter as compared

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7-7-7-7-7
M&T BANK CORPORATION
with the year-earlier quarter was growth in average loans and leases, which aggregated $41.7 billion in 2006’s third quarter, up 5% from $39.9 billion in the third quarter of 2005. Such growth was attributable to increases in average outstanding balances of 9% in commercial loans, 6% in commercial real estate loans and 18% in residential real estate loans, while average consumer loans declined 7% from the third quarter of 2005. The major factor in that decline was a drop in automobile loans and leases outstanding resulting from M&T’s decision to allow such loans to decline rather than matching interest rates that M&T believes are inadequate, but that are being offered by competitors.
     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $17 million in the recent quarter, down from $22 million in the third quarter of 2005. Net charge-offs of loans during the third quarter of 2006 and 2005 were also $17 million and $22 million, respectively. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .16% in the recently completed quarter, compared with .21% in the corresponding 2005 period.
     Loans classified as nonperforming totaled $180 million, or .43% of total loans at the recent quarter-end, up from $166 million or .41% at September 30, 2005 and $156 million at each of December 31, 2005 and June 30, 2006, or .39% and .38% of total loans at those respective dates. The increase from the prior periods was due to the recent quarter addition of approximately $26 million of loans related to a single automobile dealer relationship. Loans past due 90 days or more and accruing interest totaled $112 million at September 30, 2006, compared with $131 million a year earlier. Included in these past due but accruing amounts were loans guaranteed by government-related

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8-8-8-8-8
M&T BANK CORPORATION
entities of $76 million and $107 million, respectively. Assets taken in foreclosure of defaulted loans were $14 million at September 30, 2006, compared with $9 million a year earlier.
     Allowance for Credit Losses. The allowance for credit losses totaled $646 million, or 1.54% of total loans, at September 30, 2006, compared with $638 million, or 1.58%, a year earlier and at December 31, 2005. The ratio of M&T’s allowance for credit losses to nonperforming loans was 360%, 383% and 408% at September 30, 2006, September 30, 2005 and December 31, 2005, respectively.
     Noninterest Income and Expense. Noninterest income in the recent quarter totaled $274 million, up 24% from $221 million in the year-earlier quarter. The increase reflects the previously discussed $13 million gain recognized in the recent quarter from the accelerated recognition of a purchase accounting premium related to the call of an FHLB borrowing assumed in an acquisition and the $29 million non-cash accounting charge recognized during 2005’s third quarter for the other-than-temporary decline in value of the preferred stock of FNMA and FHLMC.
     Noninterest expense in the third quarter of 2006 totaled $409 million, compared with $368 million in 2005’s third quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $20 million in 2006 and $14 million in 2005 and merger-related expenses of $1 million in 2006. Exclusive of those nonoperating expenses, noninterest operating expenses were $388 million in the recent quarter, compared with $354 million in the third quarter of 2005. The higher operating expenses in the recent quarter reflect the $18 million charitable contribution made

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9-9-9-9-9
M&T BANK CORPORATION
in the quarter and a $5 million addition to the valuation allowance for the impairment of capitalized mortgage servicing rights. The addition to the valuation allowance reflects a decrease in the value of capitalized mortgage servicing rights resulting from lower residential mortgage loan interest rates at September 30, 2006 as compared with a quarter earlier. A $6 million partial reversal of the valuation allowance for the impairment of capitalized mortgage servicing rights was recorded during the third quarter of 2005, largely the result of the higher interest rate environment that existed at the end of that quarter as compared with June 30, 2005.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 52.8% in the third quarter of 2006, compared with 50.0% in the year-earlier period. Were the $18 million charitable contribution and the $13 million gain on the called borrowing with the FHLB excluded from the computation, the efficiency ratio in the recent quarter would have been 51.2%.
      Balance Sheet. M&T had total assets of $56.4 billion at September 30, 2006, up from $54.8 billion at September 30, 2005. Loans and leases, net of unearned discount, totaled $42.1 billion at September 30, 2006, compared with $40.3 billion a year earlier. Deposits aggregated $39.1 billion at the recent quarter-end, up from $37.2 billion at September 30, 2005. Total stockholders’ equity was $6.2 billion at September 30, 2006, representing 10.91% of total assets, compared with $5.8 billion or 10.66% a year earlier. Common stockholders’ equity per share was $55.58 and $51.81 at September 30, 2006 and 2005,

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10-10-10-10-10
M&T BANK CORPORATION
respectively. Tangible equity per common share was $27.15 at September 30, 2006, compared with $25.42 at September 30, 2005. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion and $3.0 billion at September 30, 2006 and 2005, respectively.
     In November 2005, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 762,000 shares of common stock were repurchased by M&T pursuant to such plan at an average cost per share of $120.44. Through September 30, 2006, M&T had repurchased 2,681,400 shares of its common stock pursuant to such plan at an average cost of $113.31 per share.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss third quarter financial results today at 10:00 a.m. Eastern Daylight Saving Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID #7900365. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Thursday, October 12, 2006 by calling 877-519-4471, or 973-341-3080 for international participants, and by making reference to ID #7900365. The event will also be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

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M&T BANK CORPORATION
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations and credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T

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and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Nine months ended
Amounts in thousands,	September 30			September 30
except per share	2006	2005	Change	2006	2005	Change
Performance

Net income	$210,370	191,074	10%	$625,860	577,198	8%

Per common share:
Basic earnings	$1.89	1.68	13%	$5.62	5.06	11%
Diluted earnings	1.85	1.64	13	5.49	4.95	11
Cash dividends	$.60	.45	33	$1.65	1.30	27

Common shares outstanding:
Average - diluted (1)	113,897	116,200	-2%	114,069	116,598	-2%
Period end (2)	110,678	112,848	-2	110,678	112,848	-2

Return on (annualized):
Average total assets	1.49%	1.39%		1.51%	1.43%
Average common stockholders’ equity	13.72%	12.97%		14.01%	13.37%

Taxable-equivalent net interest income	$462,356	459,553	1%	$1,365,367	1,357,493	1%

Yield on average earning assets	6.83%	5.94%		6.64%	5.72%
Cost of interest-bearing liabilities	3.77%	2.64%		3.54%	2.35%
Net interest spread	3.06%	3.30%		3.10%	3.37%
Contribution of interest-free funds	.62%	.46%		.59%	.42%
Net interest margin	3.68%	3.76%		3.69%	3.79%

Net charge-offs to average total net loans (annualized)	.16%	.21%		.14%	.18%

Net operating results (3)

Net operating income	$223,228	199,577	12%	$655,922	604,127	9%
Diluted net operating earnings per common share	1.96	1.72	14	5.75	5.18	11
Return on (annualized):
Average tangible assets	1.67%	1.54%		1.67%	1.59%
Average tangible common equity	30.22%	27.67%		29.86%	29.04%
Efficiency ratio	52.76%	49.97%		51.95%	51.38%

	At September 30
Loan quality	2006	2005	Change

Nonaccrual loans	$162,933	154,768	5%
Renegotiated loans	16,579	11,697	42

Total nonperforming loans	$179,512	166,465	8%

Accruing loans past due 90 days or more	$112,090	130,944	-14%

Nonperforming loans to total net loans	.43%	.41%
Allowance for credit losses to total net loans	1.54%	1.58%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 5.
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14-14-14-14-14
M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Nine months ended
	September 30			September 30
Dollars in thousands	2006	2005	Change	2006	2005	Change
Interest income	$852,836	720,754	18%	$2,443,019	2,035,593	20%
Interest expense	395,652	265,576	49	1,092,196	690,858	58

Net interest income	457,184	455,178	—	1,350,823	1,344,735	—

Provision for credit losses	17,000	22,000	-23	52,000	65,000	-20

Net interest income after provision for credit losses	440,184	433,178	2	1,298,823	1,279,735	1

Other income
Mortgage banking revenues	36,806	35,345	4	112,882	100,045	13
Service charges on deposit accounts	100,314	94,878	6	284,739	276,200	3
Trust income	35,224	33,748	4	103,777	100,016	4
Brokerage services income	14,794	13,685	8	43,999	42,045	5
Trading account and foreign exchange gains	5,082	6,326	-20	17,756	17,152	4
Gain (loss) on bank investment securities	1,133	(27,995)	—	1,427	(27,749)	—
Other revenues from operations	80,549	65,507	23	224,855	193,405	16

Total other income	273,902	221,494	24	789,435	701,114	13

Other expense
Salaries and employee benefits	218,980	207,705	5	660,224	618,922	7
Equipment and net occupancy	41,683	43,033	-3	127,612	129,647	-2
Printing, postage and supplies	8,294	8,684	-4	24,933	25,926	-4
Amortization of core deposit and other intangible assets	19,936	13,926	43	44,321	44,102	—
Other costs of operations	120,048	94,902	26	310,851	297,431	5

Total other expense	408,941	368,250	11	1,167,941	1,116,028	5

Income before income taxes	305,145	286,422	7	920,317	864,821	6

Applicable income taxes	94,775	95,348	-1	294,457	287,623	2

Net income	$210,370	191,074	10%	$625,860	577,198	8%

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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

	September 30
Dollars in thousands	2006	2005	Change
ASSETS

Cash and due from banks	$1,336,737	1,401,790	-5%

Interest-bearing deposits at banks	10,425	10,491	-1

Federal funds sold and agreements to resell securities	123,245	20,690	496

Trading account assets	176,450	186,744	-6

Investment securities	7,626,300	8,230,447	-7

Loans and leases, net of unearned discount	42,098,271	40,334,607	4
Less: allowance for credit losses	646,319	637,819	1

Net loans and leases	41,451,952	39,696,788	4

Goodwill	2,908,849	2,904,081	—

Core deposit and other intangible assets	270,910	121,405	123

Other assets	2,468,608	2,268,913	9

Total assets	$56,373,476	54,841,349	3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$7,754,061	8,067,788	-4%

Other deposits at U.S. offices	27,348,917	24,948,861	10

Deposits at foreign office	3,975,811	4,182,366	-5

Total deposits	39,078,789	37,199,015	5

Short-term borrowings	4,418,356	4,198,206	5

Accrued interest and other liabilities	1,001,600	742,442	35

Long-term borrowings	5,723,488	6,854,663	-17

Total liabilities	50,222,233	48,994,326	3

Stockholders’ equity (1)	6,151,243	5,847,023	5

Total liabilities and stockholders’ equity	$56,373,476	54,841,349	3%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $86.9 million at September 30, 2006 and $45.3 million at September 30, 2005.

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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Nine months ended
	September 30					September 30
	2006		2005		Change in	2006		2005		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$13	3.67%	11	1.77%	22%	$13	3.17%	10	1.48%	25%

Federal funds sold and agreements to resell securities	136	7.23	24	3.79	476	66	6.58	24	3.34	178

Trading account assets	92	2.97	94	2.16	-3	97	2.89	74	1.63	31

Investment securities	7,898	4.82	8,439	4.41	-6	8,197	4.78	8,535	4.37	-4

Loans and leases, net of unearned discount
Commercial, financial, etc.	11,436	7.31	10,497	5.71	9	11,250	7.01	10,360	5.43	9
Real estate — commercial	15,256	7.43	14,351	6.86	6	14,962	7.24	14,315	6.44	5
Real estate — consumer	5,053	6.48	4,268	5.99	18	4,839	6.32	3,672	5.98	32
Consumer	9,965	7.29	10,763	6.25	-7	10,031	7.02	10,887	6.03	-8

Total loans and leases, net	41,710	7.22	39,879	6.27	5	41,082	7.03	39,234	6.02	5

Total earning assets	49,849	6.83	48,447	5.94	3	49,455	6.64	47,877	5.72	3

Goodwill	2,909		2,904		—	2,908		2,904		—

Core deposit and other intangible assets	281		128		119	167		142		17

Other assets	3,119		2,965		5	3,061		2,976		3

Total assets	$56,158		54,444		3%	$55,591		53,899		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$434	.88	400	.60	8%	$427	.75	393	.50	9%
Savings deposits	14,463	1.42	14,822	1.00	-2	14,351	1.33	15,021	.88	-4
Time deposits	13,016	4.65	9,540	3.30	36	12,532	4.37	8,531	3.01	47
Deposits at foreign office	3,674	5.21	4,005	3.42	-8	3,553	4.85	4,018	2.93	-12

Total interest-bearing deposits	31,587	3.19	28,767	2.09	10	30,863	2.96	27,963	1.82	10

Short-term borrowings	4,441	5.31	4,779	3.50	-7	4,441	4.93	4,979	2.98	-11
Long-term borrowings	5,660	5.79	6,373	4.46	-11	5,959	5.49	6,346	4.21	-6

Total interest-bearing liabilities	41,688	3.77	39,919	2.64	4	41,263	3.54	39,288	2.35	5

Noninterest-bearing deposits	7,571		7,941		-5	7,530		8,121		-7

Other liabilities	814		739		10	825		718		15

Total liabilities	50,073		48,599		3	49,618		48,127		3

Stockholders’ equity	6,085		5,845		4	5,973		5,772		3

Total liabilities and stockholders’ equity	$56,158		54,444		3%	$55,591		53,899		3%

Net interest spread		3.06		3.30			3.10		3.37
Contribution of interest-free funds		.62		.46			.59		.42
Net interest margin		3.68%		3.76%			3.69%		3.79%
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